Exhibit 10.1

ANNUITY & LIFE RE (HOLDINGS), Ltd.

EMPLOYMENT AGREEMENT

     THIS AGREEMENT, dated as of February 18, 2004 by and between Annuity & Life Re Holdings LTD. (the “Parent Company”) and Annuity and Life Reassurance Ltd., both companies organized under the laws of Bermuda, (collectively and individually, the Bermuda Companies”), Annuity & Life Re America, Inc., a Company organized under the laws of Delaware and its subsidiary Annuity & Life Reassurance America, Inc. a Company organized under the laws of Connecticut (collectively and individually, the “US Companies”) (the Bermuda Companies and the US Companies collectively, the “Group) and John W. Lockwood (hereinafter called the “Employee”).

WITNESSETH

     WHEREAS, the Group desires that the Employee serve as Director, Controller and Treasurer of the US Companies and the Employee is willing to serve in such capacities; and

     WHEREAS, the Group desires that the Employee serve as Chief Financial Officer, Controller and Treasurer of the Bermuda Companies and the Employee is willing to serve in such capacities; and

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the parties hereto agree as follows:

Section 1. Employment

     Effective as of February 16, 2004, the Group will employ the Employee and the Employee will perform services for the Group on the terms and conditions set forth in this Agreement and for the period (“Term of Employment”) specified in Section 3. This agreement may be terminated at any time during its initial term or during any renewal term solely in accordance with the terms and conditions of Section 10.

Section 2. Duties

     The Employee, during the Term of Employment, shall serve the Group in the capacities defined below. The Employee shall split his time (approximately 54/46) between the US Companies and the Bermuda Companies.

     With respect to the US Companies the Employee will, during the Term of Employment, serve as Director, Controller and Treasurer of the US Companies. The Employee shall spend approximately 54% of his time at the US Companies headquarters in Hartford, CT. The Employee shall have the duties and responsibilities assigned to him by the Chief Executive Officer of the US Companies commensurate with his position as Director, Controller and Treasurer of the US Companies.

     With respect to the Bermuda Companies the Employee will, during the Term of Employment, serve as a Senior Vice President. The Employee shall spend approximately 46% of his time at the Bermuda Companies headquarters in Bermuda. The Employee shall have the duties and responsibilities assigned to him by the Chief Executive Officer of the Bermuda Companies commensurate with his position as Senior Vice President and Chief Financial Officer.

     The Employee shall perform the duties associated with his responsibilities in the US Companies and Bermuda faithfully and to the best of his abilities and in furtherance of the business of the Group, and shall devote his dull business time, energy, attention and skill to the business of the Group and to the promotion of its interests except as otherwise agreed by the Group.

     The Employee warrants and represents that he is free to enter into this Agreement and is not restricted by any prior or existing agreement and the Group may rely on such representation in entering into this Agreement.

Section 3. Term of Employment

     The Term of Employment of this agreement shall commence on January 19, 2004 and end December 31, 2004. At the end of the initial Term of Employment, and on each anniversary thereof, the Term of Employment shall automatically be extended for one additional year, unless the Group or the Employee shall have the given written notice to the other that it does not wish to extend this agreement at least three months in advance.

Section 4. Salary

     The Employee shall receive, as compensation for his duties and obligations to the Group, a salary at the annual rate of $200,000, payable in substantially equal installments in accordance with the Group’s payroll practice. It is agreed between the parties that the Group shall review the base annual salary annually and in light of such review may, in the discretion of the Board of Directors of the Parent Company (but shall not be obligated to), increase such annual base salary taking into account any changes in the Employee’s then responsibilities, increases in the cost of living, performance by the Employee, and other pertinent factors.

Section 5. Bonus

     During the Term of Employment, the Employee shall participate in the Group’s Incentive Compensation Plan, and will be eligible for an annual cash bonus of up to one times his annual salary based on the performance targets as determined in accordance with the terms of the Plan.

Section 6. Options

     The Employee has previously been granted stock options under the Parent Company’s Initial Stock Option Plan (the “Initial Options”). With respect thereto and other stock based compensation:

     (a) No Initial Option may be exercised after the earlier of (A) the date that is (i) ninety (90) days following the termination of the Employee’s employment for any reason other than death, disability or Serious, Cause (as defined in Section 10), or (ii) six (6) months after the termination of the Employee’s employment by reason of death or disability or (iii) the date upon which the Employee’s employment is terminated for Serious Cause; or (B) the tenth anniversary of the grant of such Option.

     The consideration of the Ordinary Shares purchased upon exercise of the Initial Options may be paid in cash or by any other method permitted by the terms of the Parent Company’s Initial Stock Option Plan (the “Plan”). The issuance of any Ordinary Shares pursuant to the Initial Options shall in all events be subject to all applicable securities laws and the Employee shall enter into any agreement reasonably requested by the Parent Company in order to ensure that all such issuances are in full compliance therewith. The Employee shall not have any of the rights and privileges of a shareholder of the Company with respect to the Ordinary Shares issuable upon any exercise of Initial options unless and until his name is entered into the register of stockholders of the Parent Company in respect of such Ordinary Shares. If there is any change in the number or nature of outstanding shares of the Parent Company’s capital stock by reason of share dividend, recapitalization, merger, consolidation, scheme of arrangement, share split, combination or exchange, share repurchase or otherwise, which in any such case has a dilutive or anti-dilutive effect on the Ordinary Shares, the number of Ordinary Shares subject to each outstanding Initial Option, the exercise price thereof and/or other terms thereof shall be appropriately adjusted by the Board of Directors of the Parent Company (or any committee thereof), whose determination shall be conclusive, so as to restore the option holder to his rights thereunder.

     (b) During the Term of Employment, the Employee shall be eligible to be granted options to purchase Ordinary Shares at such price and subject to such terms as provided by the Plan, in the sole discretion of the Board of Directors of the Parent Company.

     (c) During the Term of Employment, the Employee shall be eligible to receive restricted stock subject to such terms as provided by the Parent Company’s Restricted Stock Plan, in the sole discretion of the Board of Directors of the Parent Company.

Section 7. Employee Benefits

     During the Term of Employment the Employee shall be entitled to participate in all employee benefits programs of the Group, as such programs may be in effect from time to time, including without limitation, pension and other retirement plans, profit sharing plans, group life insurance, accidental death and dismemberment insurance, hospitalization, surgical and major medical coverage, sick leave (including salary continuation arrangements), long-term disability, holidays and vacations. The US Companies shall contribute monthly ten percent of the base monthly salary of the employee to a retirement plan for the benefit of the Employee.

Section 8. Business Expenses

     All reasonable travel and other expenses incidental to the rendering of services by the Employee hereunder shall be paid by the Group; subject in each case to compliance with the Group’s reasonable reimbursement policies and procedures.

Section 9. Vacations

     The Employee shall be entitled to reasonable vacation and reasonable sick leave each year, in accordance with policies of the Group, as determined by the Board of Directors, provided, however, that the Employee shall be entitled to a minimum of four (4) weeks vacation per year. For the purposes of this agreement “vacation pay” shall mean: accrued but unused vacation time paid at the Employee’s current daily base salary rate.

Section 10. Termination

     (a) In the event of Serious Cause, as defined below, the Group may terminate the employee’s Employment and the Term of Employment upon written notice of such termination stating the Serious Cause upon which the Group relies for its termination. The Employee’s employment shall be terminated effective as of the date specified in such notice which shall in no event be earlier than the effective date of such notice as provided in Section 19.

     “Serious Cause” shall mean (i) the willful and continued failure by the Employee to perform substantially his duties hereunder, other than by reasons of health, after written demand for substantial performance is delivered by the Group that identifies the manner in which the Group believes the Employee has not substantially performed his duties, (ii) the employee shall have been indicted by any federal, state or local authority in any jurisdiction for, or shall have pleaded guilty or nolo contender to, an act constituting a felony, (ii) the Employee shall have habitually abused any substance (such as narcotics or alcohol), or (iv) the Employee shall have (A) engaged in acts of fraud, material dishonesty or gross misconduct in connection with the business of the Group or (B) committed a material breach of this agreement.

     (b) The Employee may terminate his employment and the Term of his Employment in the event of Good Reason, as defined below, upon 30 days’ prior written notice of such termination stating the Good Reason upon which the Employee relies for his termination. The Employee’s employment and the Term of

Employment shall be terminated effective as of the date specified in such notice, which in no event shall be earlier than the effective date of such notice as provided in Section 19.

     “Good Reason” shall mean (i) a substantial reduction on the Employee’s salary or benefits, (ii) the demotion of the Employee, (ii) a material reduction of the Employee’s duties or responsibilities hereunder, (iv) a material breach of this Agreement by the Company, or (v) the occurrence of any action taken by the Company that would constitute a constructive termination of the Employee’s employment.

     (c) In the event of termination of the Employee’s employment and the Term of Employment by the Company for Serious Cause or by the employee without Good Reason, the Employee shall forfeit all bonus amounts for the then fiscal year, and the Group shall be liable to the Employee only for (i) any accrued but unpaid salary, (ii) any accrued but unpaid bonus from a prior fiscal year, (iii) any accrued but unpaid vacation pay and (iv) reimbursement of business expenses incurred prior to the date of termination.

     In the event of death, retirement or disability of the employee, the Employee’s employment and Term of Employment shall be terminated as of the date of death, retirement or disability and the Group shall pay the Employee, or the Employee’s estate or legal representative, as appropriate, (i) any accrued but unpaid salary, (ii) any earned but unpaid bonus from a prior fiscal year, and (iii) reimbursement of business expenses incurred prior to the date of termination. The date of the Employee’s disability shall be deemed to be the last day of the sixth month during which the Employee has been unable to carry out his position as provided below.

     “Disability” shall mean the Employee’s inability, for reasons of health, to carry out the functions of his position for a total of six (6) months during any 12-month period of the Agreement. “Retirement” shall mean retirement from employment upon attaining age 65 or such earlier age agreed to by the Group.

     In addition, in such event, if the Parent Company’s Ordinary Shares are not then publicly traded, the Parent Company shall have the right to call any or all of the Ordinary Shares of the Parent Company owned by the Employee within six (6) months after death, retirement or disability, and the Employee, the Employee’s estate or legal representative, whichever is appropriate, shall have the right to put any or all of the Employee’s Ordinary shares to the Parent Company within twelve (12) months after death or within six (6) months after retirement or disability. The price at which such put or call is exercisable shall be equal to the appraised value as determined by an Accredited Senior Appraisor (ASA) as accredited by the American Society of Appraisors or a Certified business Appraisor (CBA), in each case measured as of the date of termination, the date of Ordinary Shares are called by the Parent Company, or the date the Employee, the Employee’s estate or legal representative puts the Employee’s Ordinary Shares, whichever is greater.

     If the Group should (i) terminate the Term of Employment and the Employee’s employment herein without Serious Cause, or (ii) the Employee shall terminate the Term of Employment and his employment hereunder for Good Reason, the Group shall continue to pay the Employee his case salary for a period of one year from such termination. In addition, the Employee shall be entitled to (a) any accrued but unpaid salary, (b) any earned but unpaid bonus from a prior fiscal year, (c) any accrued but unpaid vacation pay and (d) reimbursement of business expenses incurred prior to the date of termination.

     In the event of the liquidation of the Group or in the event that the Board of Directors elects to discontinue permanently operating the Group, the Term of Employment and the Employee’s employment herein shall be terminated as of the date of such liquidation or discontinuance and the Group shall pay the Employee (i) any accrued but unpaid salary, (ii) any earned but unpaid bonus from a prior fiscal year, (iii) any accrued but unpaid vacation pay and (iv) unreimbursed business expenses incurred prior to the date of termination. In addition, the Employee shall be entitled to receive one year’s base salary from the date on which the Employee’s employment is terminated.

Section 11. Change in Control

     (a) Notwithstanding any other provision contained herein, the Employee’s Initial Options and other options issued under the Parent Company’s share option plans that are not then exercisable shall become exercisable (and be deemed to be vested) on the date on which a Change in Control of the Parent Company occurs. In addition, restricted Ordinary Shares granted under any of the Parent Company’s share option plans or Restricted Stock plans shall immediately vest upon Change in Control of the Parent Company.

     (b) If (i) the employment of the Employee is terminated by the Group (or successor thereto) without serious cause or (ii) Employee terminated employment with the Group (or successor thereto) for Good Reason or because the failure of a successor to the Parent Company to expressly assume and agree to perform this agreement, within the period commencing on the date that a Change in Control is formally proposed to the Parent Company’s Board of Directors and the ending of the sixth month after he date on which such Change in Control occurs, then the Employee shall be entitled to receive (in lieu of the benefits described in Section 10); (1) any accrued but unpaid salary, (2) a lump sum payment equal to two times such Employee’s annual base salary as of the date of termination, (3) any accrued but unpaid bonus from a prior fiscal year, (4) any accrued but unpaid vacation pay and (4) reimbursement of business expenses incurred prior to the date of termination.

     The employee shall not be entitled to any benefits or other entitlements under this section unless a Change of Control actually occurs.

     (c) A “Change of Control” of the Parent Company shall be deemed to have occurred if (i) any “person” (as such term is defined in Section 3(a)(9) and as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), excluding the Parent Company, a trustee or any fiduciary holding securities under an employee benefit plan of the Parent Company, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by shareholders of the Parent Company in substantially the same proportion as their ownership of the Parent Company, is or becomes the “beneficial owner” (as defined in rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent Company representing 50% or more of the combined voting power of the Parent Company’s then outstanding securities (“Voting Securities”); (ii) during any period of not more than two years, individuals who constitute the Board of Directors of the Parent Company (the “Board”) as of the beginning of the period and any new director (other than a director designated by a person who has entered into an agreement with the Parent Company to effect a transaction described in clause (i) or (iii) of this sentence) whose election by the Board or nomination for election by the Parent Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at such time or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) the shareholders of the Parent Company approve a merger, consolidation or reorganization or a court of competent jurisdiction approves a scheme of arrangement of the Group, other than a merger, consolidation, reorganization or scheme of arrangement which would result in the Voting Securities of the Parent Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50% of the combined voting power of the Voting Securities of the Parent Company or such surviving entity outstanding immediately after such merger, consolidation, reorganization or scheme of arrangement; or (iv) the shareholders of the Parent Company approve a plan of complete liquidation of the Parent Company or any agreement for the sale of substantially all of the Parent Company’s assets.

Section 12. Agreement Not To Compete

     The Employee hereby covenants and agrees that at no time during the Term of Employment nor for a period of (i) one year immediately following the termination of the Employee’s employment by the Group without Serious cause or by the Employee for Good Reason or in the event of the liquidation of the Group or in the event the Board of Directors of the Parent Company elect to discontinue permanently operating the Group or (ii) one year following the termination of the Employee’s employment for any other reason, will he for himself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire financial or beneficial interest in (except as provided in the next sentence) any entity engaged in any business directly competitive to the business engaged in by the Group at the time of such termination of employment. Notwithstanding the preceding sentence, the Employee shall not be prohibited from owning less than one (1%) percent of any publicly traded corporation, whether or not enter into competition with the Group for a period of one year following termination. For the purposes of this Employment Agreement, “competition” will mean soliciting reinsurance business from any clients of the Group. Clients of the Group are those companies for whom the Group has reinsured business in force as of the date of this agreement.

     The Employee hereby covenants and agrees that, at all times during the Term of Employment and for a period of one year immediately following the termination thereof, the Employee shall not directly or indirectly employ or seek to employ any person or entity employed at that time by the Group, or otherwise encourage or entice such person or entity to leave such employment.

Section 13. Confidential Information

     The Employee agrees to keep secret and retain in the strictest confidence all confidential matters which relate to the Group, including, without limitation, customer lists, client lists, trade secrets, pricing policies and other business affairs of the Group learned by him from the Group or otherwise before or after the date of this Agreement, and not to disclose any such confidential matter to anyone outside the Group, whether during or after his period of service with the Group, except as may be required in the course of a legal or governmental proceeding. Upon request by the Group the Employee agrees to deliver promptly to the Group upon termination of his services for the Group, or at any time thereafter as the Group may request, all Group memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and copies thereof) relating to the Group’s business and all property of the Group, which he may then possess or have under his control.

Section 14. Remedy

     Should the Employee engage in or perform, either directly or indirectly, any of the acts prohibited by Sections 12 or 13 hereof, it is agreed that the Group shall be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining the Employee and each and every other person, firm, organization, association, or corporation concerned therein from continuance of such violative acts. The foregoing remedy available to the Group shall not be deemed to limit or prevent the exercise by the Group of any or all further rights and remedies which may be available to the Group hereunder or a law in equity.

     The Employee acknowledges and agrees that the covenants contained in this agreement are fair and reasonable in light of the consideration paid hereunder, and the invalidity or unenforceability of any particular provision, or part of any provision, of this agreement shall not affect the other provisions or parts hereof. If any provision hereof is determined to be invalid or unenforceable and if any such provision shall be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both shall be considered reduce to a duration or geographical scope to the extent necessary to cure such invalidity.

Section 15. Successor and Assigns

     This agreement shall be binding upon and inure to the benefits of the Employee, his heirs, executors, administrators and beneficiaries, and the Group, and their successors and assigns.

Section 16. Governing Law

     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut, with reference to rules relating to conflicts of law.

Section 17. Entire Agreements

     This Agreement constitutes the full and complete understanding and agreement of the parties and supersedes all prior understandings and agreements as to employment of the Employee. This Agreement cannot be amended, changed, modified or terminated without the written consent of the parties hereto.

Section 18. Waiver of Breach

     The waiver by either party of a breach of any terms of this agreement shall not operate nor be construed as a waiver of any subsequent breach thereof.

Section 19. Notices

     Any notice, report, request or other communication given under this agreement shall be written and shall be effective upon delivery when delivered personally, Federal Express or by Fax.

     Unless otherwise notified by any of the parties, notices shall be sent to the parties as follows:

To Employee:	John W. Lockwood
121 Huntingdon Drive
Vernon, CT 06066

To the Group:	Annuity & Life RE (Holdings) Ltd.
One Victoria Street
Hamilton, Bermuda

Section 21. Severability

     If any one or more of the provisions contained in this agreement shall be invalid and illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Section 22. Counterparts

     This agreement may be executed in one or more counterparts, each of which shall be deemed to be and original by all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

/s/ John W. Lockwood

John W. Lockwood, Employee

/s/ John F. Burke

John F. Burke, CEO
Annuity & Life RE (Holdings), Ltd.